Exhibit 8.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main +1 212-407-4000 Fax +1 212-407-4990

August 14, 2026

Eureka Acquisition Corp

Re:	Registration Statement of Eureka Acquisition Corp

Ladies and Gentlemen:

We have acted as United States counsel to Eureka Acquisition Corp, a Cayman Islands exempted company (“SPAC”), in connection with the proposed Business Combination (as defined below) contemplated by the Business Combination Agreement made and entered into on October 29, 2025 (the “Business Combination Agreement”) by and among SPAC, Marine Thinking Inc., a company incorporated under the Canada Business Corporations Act (“CBCA”) (the “Company”), and 17358750 Canada Inc., a company incorporated under the CBCA and a wholly-owned subsidiary of SPAC (the “Amalgamation Sub”). Pursuant to the Business Combination Agreement, and in accordance with applicable laws, (a) prior to the time when the Amalgamation (as defined below) becomes effective (the “Amalgamation Effective Time”), SPAC shall complete the deregistration as a Cayman Islands exempted company in accordance with section 206 of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and, immediately upon such deregistration, the domestication to Canada under the CBCA (the “SPAC Continuance”), and (b) following the SPAC Continuance, and in accordance with the applicable provisions of the Business Combination Agreement and in accordance with the CBCA, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Company and the Amalgamation Sub shall amalgamate and continue as one company, being the Amalco (“Amalco”), with Amalco as a direct wholly owned subsidiary of Pubco, under the terms and conditions prescribed in the amalgamation agreement to be signed by the Company and Amalgamation Sub and in accordance with section 181 of the CBCA (the “Amalgamation”). The Continuance, the Amalgamation, and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination and certain other related transactions are described in the Registration Statement of Eureka Acquisition Corp, on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on August 14, 2026 (Registration Number 333-295483) (the “Registration Statement”).

In rendering this opinion, we have reviewed and relied upon the Business Combination Agreement, the Registration Statement, the tax representation letters delivered to us by SPAC, and such other documents as we have considered relevant to our analysis, including exhibits, schedules, and attachments to the foregoing documents. In examining such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement, the Business Combination Agreement, and the tax representation letters delivered to us.

Based upon and subject to the foregoing (including the representations made by each of SPAC and the Company) and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “—Tax Consequences of the Business Combination to U.S. Holders of SPAC Securities—Intended Tax Treatment of the SPAC Continuance” insofar as they address the material U.S. federal income tax considerations of the SPAC Continuance for beneficial owners of SPAC Securities (as defined in the Registration Statement) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein. Statements contained therein, however, that SPAC or the Company “believes,” “expects,” “intends,” or other similar phrases are not legal conclusions and do not constitute our opinion.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Eureka Acquisition Corp August 14, 2026

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and as described above. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Eureka Acquisition Corp under the caption “—Tax Consequences of the Business Combination to U.S. Holders of SPAC Securities—Intended Tax Treatment of the SPAC Continuance” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP